Exhibit 99.D.2

ADDENDUM to

SCHEDULE A to the

ADVISORY AGREEMENT

dated May 26, 2015, between

EXCHANGE TRADED CONCEPTS TRUST and EXCHANGE TRADED CONCEPTS, LLC

Revised November 27, 2019

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate	Effective Date
FLAG-Forensic Accounting Long-Short ETF	85 bps	May 26, 2015
Hull Tactical US ETF	91 bps	May 26, 2015
EMQQ The Emerging Markets Internet & Ecommerce ETF	86 bps	June 12, 2015
Innovation Shares NextGen Protocol ETF	95 bps	January 23, 2018
Ideanomics NextGen Vehicles & Technology ETF	95 bps	January 23, 2018
Vesper US Large Cap Short-Term Reversal Strategy ETF	75 bps	September 12, 2018
ROBO Global® Robotics & Automation Index ETF	95 bps on assets $0-$2 billion 75 bps on assets $2-$5 billion 65 bps on assets greater than $5 billion	May 23, 2019
ROBO Global® Healthcare Technology and Innovation ETF	80 bps	June 14, 2019
NorthShore Global Uranium Mining ETF	85 bps on assets $0-$500 million 80 bps on assets $500 million- $1 billion 70 bps on assets greater than $1 billion	November 27, 2019

Agreed and accepted:

ADVISER:		TRUST:

Exchange Traded Concepts, LLC		Exchange Traded Concepts Trust

By:	/s/ J. Garrett Stevens	By:	/s/ J. Garrett Stevens
	J. Garrett Stevens		J. Garrett Stevens
	Chief Executive Officer		President